Exhibit 99.1

     EDUCATIONAL DEVELOPMENT CORPORATION REPORTS RECORD 1ST QUARTER PROFITS

                                                                   June 18, 2003

Educational Development Corporation (NASDAQ: EDUC) reported today record earnings for the 1st quarter ended May 31, 2003. The Company announced net revenues of $6,924,800, an increase of 13% versus $6,132,300 for the comparable period last year. The Company reported net earnings increased 7% to $585,900 when compared to net earnings of $547,700 for the same period last year. Earnings per share on a fully diluted basis increased to $0.14 versus $0.13 for the same period last year, and are the highest 1st quarter sales and earning numbers in the Company's history.

The Home Business Division recorded a 25% increase in net sales for the 1st quarter ended May 31, 2003 and posted its 35th consecutive month of increased sales. Recruiting of new sales associates was up 12% for the 1st quarter ended May 31, 2003, which included the highest recruiting month in history in April, surpassing the previous recruiting record set in May 2002. The Home Business Division's National Convention begins June 19th with over 700 registered, a 40% increase over last year's attendance.

The Publishing Division recorded a 9% decline in net sales for the quarter ended May 31, 2003 when compared with the same quarter last year, coinciding with a nationwide sales slump in the retail book market.

The Company just completed payment of a 10% annual cash dividend, a 67% increase over the previous year. The Board of Directors has approved a policy to pay 20% of annual earnings in the form of a cash dividend.

Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 6,000 retail stores and over the Internet. The Company offers over 1,300 different titles for children of all ages.

                                                    Three Months Ended May 31,
                                                 -------------------------------
                                                    2003                  2002
                                                 ----------           ----------
Net Sales                                        $6,924,800           $6,132,300
                                                 ==========           ==========
Pre-tax Earnings                                 $  938,400           $  883,300

Income Taxes                                        352,500              335,600
                                                 ----------           ----------
Net Earnings                                     $  585,900           $  547,700
                                                 ==========           ==========
Earnings Per Share
    Basic                                        $      .15           $      .14
                                                 ==========           ==========
    Diluted                                      $      .14           $      .13
                                                 ==========           ==========
Shares
    Basic                                         3,879,605            3,837,875
                                                 ==========           ==========
    Diluted                                       4,253,020            4,157,200
                                                 ==========           ==========